EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                            dated as of March 2, 2001

                                     between

                             MPD TECHNOLOGIES, INC.

                                       and

                        COMTECH TELECOMMUNICATIONS CORP.

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                                TABLE OF CONTENTS

                                                                            Page

                              ARTICLE I DEFINITIONS

Section 1.01 Certain Defined Terms.............................................1
Section 1.02 Glossary of Defined Terms.........................................6
Section 1.03 Terms Generally...................................................6

                          ARTICLE II PURCHASE AND SALE

Section 2.01 Assets to Be Sold.................................................7
Section 2.02 Assumption and Exclusion of Liabilities...........................9
Section 2.03 Purchase Price...................................................11
Section 2.04 Closing..........................................................11
Section 2.05 Closing Deliveries by the Purchaser..............................11
Section 2.06 Closing Deliveries by the Sellers................................12
Section 2.07 Adjustment of Purchase Price.....................................12

            ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 3.01 Incorporation and Authority of the Seller........................15
Section 3.02 No Conflict......................................................15
Section 3.03 Consents and Approvals...........................................15
Section 3.04 No Subsidiaries; Affiliates......................................15
Section 3.05 Financial Information............................................16
Section 3.06 Absence of Undisclosed Liabilities...............................16
Section 3.07 Absence of Certain Changes or Events.............................16
Section 3.08 Compliance with Laws.............................................16
Section 3.09 Litigation.......................................................17
Section 3.10 Material Contracts...............................................17
Section 3.11 Intellectual Property............................................17
Section 3.12 Environmental Matters............................................18
Section 3.13 Assets...........................................................18
Section 3.14 Inventories......................................................18
Section 3.15 Taxes............................................................18
Section 3.16 Product and Service Warranties...................................19
Section 3.17 Labor Matters; Employment Matters................................19
Section 3.18 Brokers..........................................................19
Section 3.19 Backlog..........................................................19
Section 3.20 Insurance........................................................19
Section 3.21 No Other Representations.........................................19

           ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.01 Incorporation and Authority of the Purchaser.....................20

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Section 4.02 No Conflict......................................................20
Section 4.03 Consents and Approvals...........................................20
Section 4.04 Litigation.......................................................21
Section 4.05 Financing........................................................21
Section 4.06 Brokers..........................................................21

                         ARTICLE V ADDITIONAL AGREEMENTS

Section 5.01 Conduct of Business Prior to the Closing.........................21
Section 5.02 Investigation....................................................23
Section 5.03 Access to Information............................................24
Section 5.04 Books and Records................................................25
Section 5.05 Confidentiality..................................................25
Section 5.06 Regulatory and Other Authorizations; Consents....................25
Section 5.07 Notification to Governmental Authorities.........................26
Section 5.08 Bulk Transfer Laws...............................................27
Section 5.09 Conveyance Taxes.................................................27
Section 5.10 Services and License Agreement...................................27
Section 5.11 Insurance Coverage...............................................27
Section 5.12 Further Action...................................................27
Section 5.13 Customers and Marketing..........................................27
Section 5.14 Notice of Certain Events.........................................27
Section 5.15 Employees Matters................................................28
Section 5.16 Non-Competition..................................................28
Section 5.17 Financial Statements.............................................29

                        ARTICLE VI CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of the Seller..........................29
Section 6.02 Conditions to Obligations of the Purchaser.......................29

                  ARTICLE VII TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination......................................................30
Section 7.02 Effect of Termination............................................31
Section 7.03 Waiver...........................................................31

                          ARTICLE VIII INDEMNIFICATION

Section 8.01 Indemnification by the Purchaser.................................31
Section 8.02 Indemnification by the Seller....................................32
Section 8.03 Notification of Claims...........................................33
Section 8.04 Exclusive Remedies...............................................34
Section 8.05 Other Indemnification Matters....................................34

                          ARTICLE IX GENERAL PROVISIONS

Section 9.01 Survival.........................................................35


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Section 9.02 Expenses.........................................................35
Section 9.03 Notices..........................................................36
Section 9.04 Public Announcements.............................................37
Section 9.05 Headings.........................................................37
Section 9.06 Severability.....................................................37
Section 9.07 Entire Agreement.................................................37
Section 9.08 Assignment.......................................................37
Section 9.09 No Third-Party Beneficiaries.....................................37
Section 9.10 Amendment........................................................38
Section 9.11 Governing Law; Submission to Jurisdiction; Waivers...............38
Section 9.12 Waiver of Jury Trial.............................................38
Section 9.13 Counterparts.....................................................38
Section 9.14 No Presumption...................................................38

EXHIBIT 1.01      Designated Employees
EXHIBIT 2.07      January 2001 Statement of Inventory
EXHIBIT 5.10(a)   Terms of Services Agreement
EXHIBIT 5.10(b)   Terms of License Agreement


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            ASSET PURCHASE AGREEMENT, dated as of March 2, 2001, between MPD
Technologies, Inc., a corporation organized under the laws of the State of New York (the "Seller"), and Comtech Telecommunications Corp., a corporation organized under the laws of Delaware (the "Purchaser").

                              W I T N E S S E T H:

            WHEREAS, the Seller is and has been engaged, in part, in the business of designing, developing, manufacturing, marketing, distributing, supplying and selling satellite, medical and military amplifiers and flightline/depot test equipment (excluding the designing, developing, manufacturing, marketing, distributing, supplying and selling of (i) the MRES 2000 Radar Environment Simulator and (ii) any and all satellite, medical and military amplifiers and flightline/depot test equipment contemplated by the Excluded Contracts (as hereinafter defined), the "Business");

            WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Business, upon the terms and subject to the conditions set forth herein; and

            WHEREAS, in connection with such sale, the Seller is willing to license to the Purchaser certain intellectual property used in the Business and to provide certain specified transitional services to the Purchaser following the Closing (as hereinafter defined), upon the terms and subject to the conditions set forth in the License Agreement and the Services Agreement (each as hereinafter defined), respectively.

            NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Accumulated Inventory" means the value of Inventories. For the purposes of determining the value of Inventories under this definition,
      (i) Inventories consisting of components will be stated at an amount equivalent to their average historical purchase price and (ii) Inventories consisting of finished products or works-in-progress shall be valued at an amount equivalent to the average cost of the components kited or released to that particular job, plus direct labor and other direct charges, plus labor and material overhead costs that were applied to those jobs, less
      (x) previously applied costs of sales, (y) reserves for obsolete or slow-moving inventory, if any, and (z) projected cost overruns. Overhead costs are calculated as follows: (i) labor overhead equals the cost of direct labor multiplied by 200% and (ii) material overhead equals the cost of materials related to a particular job multiplied by 15%. Non-recurring engineering costs relating to the Rockwell Aero I Project 228285 of approximately $520,000 will be excluded from

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      both the January 2001 Statement of Accumulated Inventory and the Statement
      of Inventory.

            "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

            "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.

            "Agreement" means this Agreement (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with
      Section 9.10.

            "Assumption Agreement" means the Assumption Agreement to be executed by the Purchaser on the Closing Date pursuant to Section 2.05(b).

            "Bill of Sale" means the Bill of Sale and Assignment to be executed by the Seller on the Closing Date pursuant to Section 2.06(a).

            "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

            "Business Intellectual Property" means the Business Owned Intellectual Property and the Business Licensed Intellectual Property.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlled" shall have a correlative meaning.

            "Customer Contract" means those agreements, contracts, leases, purchase orders, commitments and licenses with customers to which the Seller is a party which solely relate to the Business.

            "Designated Amount" means an amount which shall equal 2% of the amount of Accumulated Inventory less Unliquidated Progress Billings set forth on the January 2001 Statement of Accumulated Inventory.

            "Designated Employee" means any Person listed on Exhibit 1.01, or any other Person mutually agreed upon from time to time by the Seller and the Purchaser in writing.

            "Disclosure Schedule" means the Disclosure Schedule delivered by the Seller to the Purchaser on the date hereof.


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            "Encumbrance" means any security interest, pledge, mortgage, lien, adverse claim or other encumbrance of any kind.

            "Environmental Law" means any Law existing or in effect as of the date hereof relating to human health, safety or pollution or protection of the environment, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

            "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

            "Governmental Authority" means any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "Hazardous Materials" means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos, urea formaldehyde or polychlorinated biphenyls, and (b) any chemical, material, substance or waste defined as toxic, hazardous or a pollutant, contaminant or waste, or regulated, under any Environmental Law.

            "Intellectual Property" means: United States, international, and non-United States patents and patent applications, trademarks and service marks, whether or not registered, including all common law rights, and registrations and applications for registration thereof, copyrights, whether or not registered, and registrations and applications for registration thereof, and confidential and proprietary information, including all trade secrets, know-how (including proprietary know-how and use and application know-how), computer software (including source codes), manufacturing, engineering and other drawings, technology, technical information, engineering data, design and engineering specifications, promotional literature, customer and supplier lists and similar data in writing.

            "Inventories" means all inventory, merchandise, finished goods, work-in-progress and raw materials related solely to the Business maintained, held or stored by or on behalf of the Seller.

            "IRS" means the Internal Revenue Service.

            "Knowledge" with respect to the Seller or "Seller's knowledge" means the actual knowledge of Carl Fisher, Larry Konopelko, Paul DiVincenzo, Don Podesta, Al Hirtler, Thomas Gilboy or Carl-Magnus Mansson.

            "Law" means any federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order or other requirement of law (including common law).


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            "Leased Real Property" means any of the real property leased by the
      Seller, as tenant or lessee, together with, to the extent leased by the Seller, all buildings and other structures, facilities or improvements currently or hereafter located thereon.

            "Legal Opinion" means a legal opinion addressing the due authorization, execution, delivery and enforceability of this Agreement and, in the case of the legal opinion to be delivered by the Seller, the Parent Guaranty, subject to customary exceptions, limitations and assumptions.

            "Liabilities" means any and all debts, liabilities, claims, demands, fines, penalties or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

            "Manufacturers Representatives" means the independent sales representatives and subrepresentatives of the Business as of the Closing Date.

            "Material Adverse Effect" means any change in, or effect on (i) the Business as currently conducted by the Seller that is materially adverse to the results of operations or the financial condition of the Business or
      (ii) the Seller's ability to consummate the transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not include any change in, or effect on, the Business directly or indirectly arising out of or attributable to (x) changes or effects that generally affect the industries in which the Business operates or (y) changes in general economic, regulatory or political conditions.

            "Owned Real Property" means any of the real property owned by the Seller, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon.

            "Parent Guaranty" means a guaranty executed by Ericsson Inc. in favor of the Purchaser which shall guaranty the payment obligations of the Seller when due contained in Article VIII hereof, up to a maximum aggregate amount equal to 100% of the Purchase Price.

            "Permitted Encumbrances" means the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith in proper proceedings; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that, in each case, are not more than 30 days overdue and, in the aggregate, are immaterial in amount; and (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.


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            "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

            "Product Liabilities" means, with respect to any products manufactured by or on behalf of the Seller or any of its predecessors prior to the Closing Date and relating to the Business, all Liabilities resulting from actual or alleged harm, injury, damage or death to Persons, property or business.

            "Purchaser's Accountants" means KPMG LLP.

            "Real Property" means the Leased Real Property and the Owned Real Property.

            "Receivables" means any and all accounts receivable, notes and other amounts receivable from third parties, including, without limitation, customers, solely arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon; provided, however, that the term shall not include any rights to refunds for Taxes for any period, or any portion of any period, ending on or prior to the Closing Date.

            "Seller's Accountants" means Arthur Andersen LLP.

            "Statement of Accumulated Inventory" means a statement setting forth the amount of Accumulated Inventory less the Unliquidated Progress Billings of the Seller as of the Closing Date, to be delivered by the Seller to the Purchaser in accordance with Section 2.07(a).

            "Tax" or "Taxes" means any and all taxes of any kind whatsoever imposed by any taxing authority or Governmental Authority, whether payable directly or by withholding (together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto).

            "Tax Returns" means all returns and reports (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be supplied to a Tax authority relating to Taxes.

            "Transaction Agreements" means this Agreement, the Bill of Sale, the Assumption Agreement, the License Agreement and the Services Agreement.

            "Transferred Employees" means those Designated Employees who accept offers of employment from the Purchaser effective as of the Closing Date.

            "Unliquidated Progress Billings" means that portion of progress billings that have been paid to the Seller and that have not been offset on a pro-rata basis against shipments.

            "WRT-100 Technology" means the flightline test set for predictive windshear systems for commercial airline applications as outlined in US Patent No. 5,371,505 and US Patent No. 5,384,572.


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            SECTION 1.02 Glossary of Defined Terms. Each of the terms set forth below shall have the meaning ascribed thereto in the following sections:

            Term                                                     Section
            ----                                                     -------

            Allocation...............................................2.03(b)
            Assumed Liabilities......................................2.02(a)
            Business.................................................Recitals
            Business Licensed Intellectual Property..................3.11
            Business Owned Intellectual Property.....................3.11
            Closing..................................................2.04
            Closing Date.............................................2.04
            Confidentiality Agreement................................5.05
            Excluded Assets..........................................2.01(b)
            Excluded Contracts.......................................2.01(b)(iv)
            Excluded Liabilities.....................................2.02(b)
            Financial Statements.....................................3.05
            Indemnified Party........................................8.03(a)
            Indemnifying Party.......................................8.03(a)
            Independent Accounting Firm..............................2.07(b)(ii)
            January 2001 Statement of Accumulated Inventory..........2.07(a)(i)
            License Agreement........................................5.10
            Listed Assumed Contracts.................................2.02(a)(i)
            Losses...................................................8.01(a)
            Purchaser................................................Preamble
            Purchaser Ancillary Asset ...............................5.18
            Purchaser Employees......................................5.15(b)
            Purchase Price...........................................2.03
            Purchaser Indemnified Party..............................8.02(a)
            Reassignment Agreement...................................8.05(c)
            Seller...................................................Preamble
            Seller Ancillary Asset...................................5.18
            Seller Employees.........................................5.15(b)
            Seller Indemnified Party.................................8.01(a)
            Services Agreement.......................................5.10
            Transferred Assets.......................................2.01(a)
            Transferred Business Intellectual Property...............2.01(a)(iv)
            Transferred Contracts....................................2.01(a)(i)
            Unlisted Assumed Contracts...............................2.02(a)(i)

            SECTION 1.03 Terms Generally. (a) Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires, (b) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this


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

Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation", unless otherwise specified, (d) the word "or" shall not be exclusive and (e) provisions shall apply, when appropriate, to successive events and transactions.

                                   ARTICLE II

                                PURCHASE AND SALE

            SECTION 2.01 Assets to Be Sold. (a) Upon the terms and subject to the conditions of this Agreement, the Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall, on the Closing Date, purchase from the Seller, free and clear of any Encumbrances except Permitted Encumbrances, all of the Seller's right, title and interest in and to any and all assets or rights of the Seller that are solely or primarily used in, held for use in or necessary for the conduct of the Business as currently conducted, including the following assets, but excluding the Excluded Assets (the "Transferred Assets"):

            (i) all rights of the Seller under those Customer Contracts listed on Section 2.01(a)(i) of the Disclosure Schedule and under any other agreements, contracts, leases, purchase orders, commitments or licenses that relate solely or primarily to the Business (subject to Section 5.06(c)) other than contracts, agreements, leases, commitments or licenses that (x) are material and were not entered into in the ordinary course of the Business, (y) relate solely to the Excluded Assets or (z) represent solely a performance obligation of the Seller (the "Transferred Contracts");

            (ii) all Inventories at the Closing Date;

            (iii) the test equipment and test equipment fixtures listed on
      Section 2.01(a)(iii) of the Disclosure Schedule, including (A) all documentation and source codes held by the Seller at Closing which relate solely or primarily to such assets and (B) the materials listed on Section 2.01(a)(iii)(B) of the Disclosure Schedule;

            (iv) all the Business Intellectual Property, including, without limitation, the statistical process control software and source code and macros related thereto, excluding the Business Intellectual Property expressly included in the Excluded Assets (the "Transferred Business Intellectual Property");

            (v) all deposits, deferred charges, advance payments and prepaid expenses relating solely to the Transferred Assets;

            (vi) all books of account, general and financial information, invoices, shipping records, supplier lists, correspondence and other documents, records and files which relate solely to the Business;

            (vii) all claims, warranties, causes of action, choses in action, rights of recovery and rights of set-off of any kind, to the extent pertaining to or arising out of the Business or the Transferred Assets, and enuring to the benefit of the Seller;


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            (viii) all sales and promotional literature and other sales-related materials owned, previously used, currently used, associated with or employed by the Seller at the Closing Date for use solely in connection with the conduct of the Business;

            (ix) all franchises, permits, licenses, agreements, waivers and authorizations issued or granted by any Governmental Authority held or used by the Seller solely in connection with, or required for, the performance of Transferred Contracts, to the extent transferable;

            (x) those screens, test equipment, fixturing and computer software and programs (including documentation, data files and source code) listed in Section 2.01(a)(x) of the Disclosure Schedule;

            (xi) all right, title and interest held by the Seller in any trademark, service mark, brand name, certification mark, trade name, corporate name or other indication of origin that (x) consists of, incorporates or is based on the terms "MPD Technologies" or "Microwave Power Devices" or Microwave Power Devices' logo, and any other similar term or symbol, or (y) relates solely to the conduct of the Business;

            (xii) all packaging material that is related solely to the conduct of the Business; and

            (xiii) all of the Seller's goodwill that is related solely to the Business.

            (b) Excluded Assets. Notwithstanding the terms of Section 2.01(a), the Seller shall not sell, convey, assign, transfer or deliver to the Purchaser, and the Purchaser shall not purchase, and the Transferred Assets shall not include, the Seller's right, title and interest in or to any assets of the Seller that are neither (x) solely or primarily used in, held for use in or necessary for the conduct of the Business as currently conducted nor (y) specifically enumerated in Section 2.01(a) of this Agreement, including, without limitation, the following assets (the "Excluded Assets"):

            (i) all cash and cash equivalents, securities, and negotiable instruments of the Seller on hand, in lock boxes, in financial institutions or elsewhere;

            (ii) any rights to Tax refunds, credits or similar benefits relating to the Business or the Transferred Assets attributable to periods ending, or an event occurring, on or prior to the Closing Date;

            (iii) the minute books from the meetings of the board of directors and stockholders of the Seller, and the stock records and corporate seal of the Seller;

            (iv) all rights of the Seller under the Customer Contracts listed on
      Section 2.01(b)(iv) of the Disclosure Schedule (the "Excluded Contracts") and, except as otherwise expressly included in the Transferred Assets, all of the Seller's right, title and interest on the Closing Date in, to and under all other assets, rights and claims of every kind used or intended to be used primarily in the performance of such Excluded Contracts and are listed on Section 2.01(b)(iv) of the Disclosure Schedule, including, without


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      limitation, any Business Intellectual Property which is used primarily in, was developed primarily for, or related primarily to, the performance of such Excluded Contracts and is listed on Section 2.01(b)(iv) of the Disclosure Schedule;

            (v) all Receivables at the Closing Date;

            (vi) all the Seller's right, title and interest on the Closing Date in, to and under all assets, rights and claims relating to the WRT-100 Technology;

            (vii) all the Seller's right, title and interest on the Closing Date in, to and under all assets, rights and claims relating to the MRES 2000 Radar Environment Simulator, including without limitation, any Business Intellectual Property which is used solely in, was developed solely for, or related solely to, the MRES 2000 Radar Environment Simulator;

            (viii) all Real Property; and

            (ix) all rights of the Seller under the Transaction Agreements.

            SECTION 2.02 Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions set forth in this Agreement, including
Section 5.06(b), the Purchaser shall, by executing and delivering, on the Closing Date, the Assumption Agreement, assume, and agree to pay, perform and discharge when due, the following debts, liabilities and obligations of the Seller (whether fixed or contingent, matured or unmatured, arising by law or by contract or otherwise, on or prior to the Closing Date) (the "Assumed Liabilities"), other than the Excluded Liabilities as set forth in Section 2.02(b) below:

            (i) any and all obligations and commitments (including, without limitation, any and all express product warranty and after warranty service obligations and any obligations associated with purchase orders placed for components on order for backlogged production jobs) that are required to be performed by the Seller after the Closing Date under (I)
      (x) the Transferred Contracts listed on Section 2.02(a)(i) of the Disclosure Schedule and (y) any Transferred Contract that is entered into after the date hereof in accordance with Section 5.01 hereof or with the prior written consent of the Purchaser (the Transferred Contracts referred to in the preceding clauses (x) and (y) collectively, the "Listed Assumed Contracts") and (II) all other Transferred Contracts (the "Unlisted Assumed Contracts"), excluding any obligations, commitments or Liabilities owed to or accruing in favor of any employees, independent sales representatives or subrepresentatives or consultants except to the extent expressly assumed pursuant to clauses (iii), (iv) or (v) of this Section 2.02(a) and excluding any Liabilities arising out of or relating to any breach or default of any of the Transferred Contracts by the Seller;

            (ii) [intentionally omitted];

            (iii) any and all Liabilities and obligations to pay unpaid commissions earned by Manufacturers Representatives under the applicable Manufacturers Representatives' agreement (x) for orders booked (but not shipped) prior to the Closing Date or (y) for


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      orders booked (and shipped) after the Closing Date and after the termination of their agreements with the Seller in connection with the transactions contemplated hereby;

            (iv) any and all written obligations, commitments and Liabilities of the Seller to make any cash payment under any "Long-Term Incentive Plan" or "Executive Retention Program" with any Transferred Employees, to the extent such "Long-Term Incentive Plan" or "Executive Retention Program" agreement is listed in Section 2.02(a)(iv) of the Disclosure Schedule, except any payments due thereunder on or about May 2001, but excluding (x) any investment gain in any deferred compensation account, and (y) any other Liability of the Seller under such agreements except to the extent assumed pursuant to clause (v) of this Section 2.02(a);

            (v) any and all obligations, commitments and Liabilities relating to the employment by the Purchaser or any subsidiary of the Purchaser of the Transferred Employees solely with respect to periods commencing on or after the Closing Date; and

            (vi) any Liabilities of the Purchaser under the Transaction Agreements to which it is a party.

            (b) Excluded Liabilities. Except as specifically provided in Section 2.02(a), the Purchaser shall not assume and shall not have any liability for any Liabilities, obligations or commitments of the Seller, its predecessors and Affiliates, and the Seller shall duly and timely pay, perform and discharge all such Liabilities, obligations and commitments (the "Excluded Liabilities"). The Excluded Liabilities include, without limitation, the following Liabilities:

            (i) all Taxes of the Seller, including income, franchise, sales, payroll and withholding taxes for any period, or any portion of any period, ending on or prior to the Closing Date;

            (ii) any Liabilities of the Seller relating to the Excluded Assets;

            (iii) any Liabilities of the Seller for any components delivered to the Seller by suppliers prior to the Closing Date or services received by the Seller prior to the Closing Date, except to the extent expressly assumed in clause (iii) of Section 2.02(a);

            (iv) any Liabilities of the Seller under the Transaction Agreements;

            (v) any obligations, commitments or Liabilities of the Seller relating to the employment of the employees of the Business or Manufacturers Representatives other than those obligations, commitments and Liabilities assumed under clauses (iii), (iv) or (v) of Section 2.02(a);

            (vi) any Liabilities of the Seller arising from any violations of Law by the Seller prior to the Closing Date;

            (vii) Product Liabilities;

            (viii) Liabilities of the Seller in respect of any indebtedness for borrowed money and other extensions of credit, surety, performance and other bonds, guaranties, intercompany accounts, accounts payable, capital leases, endorsements and like obligations; and

            (ix) Liabilities of the Seller in respect of any real property owned or leased by the Seller, partnership entities, securities of the Seller, investments in securities or financial instruments by the Seller and management services with any Affiliate of the Seller.

            SECTION 2.03 Purchase Price. Subject to the adjustments set forth in
Section 2.07, the aggregate purchase price for the Transferred Assets shall be $11,000,000 in cash (the "Purchase Price").

            SECTION 2.04 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VI, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

            SECTION 2.05 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

            (a) the Purchase Price by wire transfer in immediately available funds to the bank account or bank accounts specified by the Seller at least two Business Days prior to the Closing Date;

            (b) an executed counterpart of the Assumption Agreement and such other instruments as may be reasonably requested by the Seller to effect the assumption by the Purchaser of the Assumed Liabilities and to evidence such assumption on the public records, all such instruments to be in form and substance reasonably satisfactory to the Seller;

            (c) the certificates and other documents required to be delivered pursuant to Section 6.01;

            (d) an executed counterpart of each Transaction Agreement to which the Purchaser is a party; and

            (e) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

            SECTION 2.06 Closing Deliveries by the Sellers. At the Closing, the Seller shall deliver to the Purchaser:

            (a) an executed counterpart of the Bill of Sale and such other instruments as may be reasonably requested by the Purchaser to transfer the Transferred Assets to the Purchaser or to evidence such transfer on the public records, all such instruments to be in form and substance reasonably satisfactory to the Purchaser;

            (b) a receipt for the Purchase Price;

            (c) the certificates and other documents required to be delivered pursuant to Section 6.02;

            (d) an executed counterpart of each Transaction Agreement to which the Seller is a party;

            (e) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions adopted by the Board of Directors and the sole shareholder of the Seller evidencing their authorization of the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transaction contemplated hereby and thereby; and

            (f) an executed Parent Guaranty in form and substance reasonably satisfactory to the Purchaser.

            SECTION 2.07 Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.07:

            (a) Statement of Accumulated Inventory. (i) As promptly as practicable, but in any event within 60 calendar days following the Closing Date, the Seller shall deliver to the Purchaser the Statement of Accumulated Inventory, which Statement of Accumulated Inventory shall be prepared on the same basis as the January 31, 2001 statement of Accumulated Inventory attached hereto as Exhibit 2.07 (the "January 2001 Statement of Accumulated Inventory"), and shall be accompanied by a certificate of the chief financial officer of the Seller certifying that it has been prepared in accordance with this Agreement.

            (ii) Notwithstanding the terms of any other Section of this Agreement, during the preparation of the Statement of Accumulated Inventory by the Seller and the period of any dispute referred to in
      Section 2.07(b), (x) the Purchaser shall provide the Seller and the Seller's Accountants full access to the books, records, facilities and employees of the Purchaser and shall cooperate fully with the Seller and the Seller's Accountants, in each case to the extent and in the manner required or directed by the Seller or the Seller's Accountants in order to prepare the Statement of Accumulated Inventory and to investigate the basis for any such dispute, and (y) the Seller shall provide the Purchaser and the Purchaser's Accountants full access to the books, records, facilities and employees of the Seller and shall cooperate fully with the Purchaser and the Purchaser's Accountants, in each case to the extent and in the manner required or directed by the

      Purchaser or the Purchaser's Accountants in order to review and analyze the Statement of Accumulated Inventory and to investigate the basis for any such dispute; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business or the Seller's business.

            (b) Disputes. (i) Subject to clause (ii) of this Section 2.07(b), the Statement of Accumulated Inventory delivered by the Seller to the Purchaser shall be deemed to be and shall be final, binding and conclusive on the parties hereto.

            (ii) The Purchaser may dispute any amounts reflected on the Statement of Accumulated Inventory to the extent the net effect of the amounts so disputed by the Purchaser would, in the aggregate, affect the amount of Accumulated Inventory reflected on the Statement of Accumulated Inventory by more than the Designated Amount, but only on the basis that the amounts reflected on the Statement of Accumulated Inventory were not arrived at in a manner consistent with the preparation of the January 2001 Statement of Accumulated Inventory or reflect mathematical or clerical error; provided, however, that the Purchaser shall have notified the Seller and the Seller's Accountants in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 Business Days of the Seller's delivery of the Statement of Accumulated Inventory to the Purchaser. In the event of such a dispute, the Purchaser's Accountants and the Seller's Accountants shall attempt to reconcile the differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If any such resolution by the Purchaser's Accountants and the Seller's Accountants leaves in dispute amounts the net effect of which in the aggregate would not affect the amount of Accumulated Inventory reflected on the Statement of Accumulated Inventory by more than the Designated Amount, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the Statement of Accumulated Inventory delivered by the Seller to the Purchaser. If the Purchaser's Accountants and the Seller's Accountants are unable to reach a resolution with such effect within 15 Business Days after receipt by the Seller and the Seller's Accountants of the Purchaser's written notice of dispute and the items remaining in dispute are such that the Purchase Price would be adjusted by at least the Designated Amount, the Purchaser's Accountants and the Seller's Accountants shall submit the items remaining in dispute for resolution to an independent accounting firm of international reputation mutually acceptable to the Seller and the Purchaser (such accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within 30 Business Days after such submission, determine and report in writing to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Purchaser and the Seller. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Purchaser and the Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

            (iii) In acting under this Agreement, the Seller's Accountants, the Purchaser's Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

            (c) Purchase Price Adjustment. The Statement of Accumulated Inventory shall be deemed final for the purposes of this Section 2.07 upon the earliest of (A) the failure of the Purchaser to notify the Seller of a dispute within 30 Business Days of the Seller's delivery of the Statement of Accumulated Inventory to the Purchaser, (B) the written resolution of all disputes, pursuant to Section 2.07(b)(ii), by the Seller's Accountants and the Purchaser's Accountants, and (C) the written resolution of all disputes, pursuant to Section 2.07(b)(ii), by the Independent Accounting Firm. Subject to the limitation set forth in Section 2.07(b)(ii), within three Business Days of the Statement of Accumulated Inventory being deemed final, a Purchase Price adjustment shall be made as follows:

            (i) in the event that (x) the amount of Accumulated Inventory shown on the Statement of Accumulated Inventory less the amount of the Unliquidated Progress Billings shown on the Statement of Accumulated Inventory is less than (y) the amount of Accumulated Inventory less the amount of the Unliquidated Progress Billings shown on the January 2001 Statement of Accumulated Inventory by at least the Designated Amount, then the Purchase Price shall be adjusted downward in an amount equal to such difference and the Seller shall, within three Business Days of such determination, pay the amount of such difference to the Purchaser by wire transfer in immediately available funds; and

            (ii) in the event that (x) the amount of Accumulated Inventory shown on the Statement of Accumulated Inventory less the amount of the Unliquidated Progress Billings shown on the Statement of Accumulated Inventory exceeds (y) the amount of Accumulated Inventory less the amount of the Unliquidated Progress Billings shown on the January 2001 Statement of Accumulated Inventory by at least the Designated Amount, then the Purchase Price shall be adjusted upward in an amount equal to such difference and the Purchaser shall, within three Business Days of such determination, pay the amount of such difference to the Seller by wire transfer in immediately available funds.

            (d) Any payments required to be made by the Seller or the Purchaser pursuant to Section 2.07(c) shall bear interest from the Closing Date through the date of payment on the basis of the average daily rate of interest publicly announced by Citibank N.A. in New York, New York from time to time as its prime lending rate from the Closing Date to the date of such payment.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller represents and warrants to the Purchaser, except as otherwise set forth in the Disclosure Schedule, as follows (it being understood by the parties that any matter set forth in any section of the Disclosure Schedule shall be deemed disclosed with respect to any other section of this Article III to which such matter relates, so long as the description of such matter contains sufficient facts to provide reasonable notice of the relevance of the matter):

            SECTION 3.01 Incorporation and Authority of the Seller. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. As of the Closing Date, the Parent Guaranty shall have been duly executed and delivered by Ericsson Inc., and shall constitute a legal, valid and binding obligation of Ericsson Inc. enforceable against it in accordance with its terms.

            SECTION 3.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained and all filings and notifications listed in Section 3.03 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Seller do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other comparable governing documents) of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or (c) except as set forth in
Section 3.02 of the Disclosure Schedule, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on any of the Transferred Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to the Transferred Assets or the Business to which the Seller is a party or by which any of the Transferred Assets is bound, except, in the case of clause (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the consummation by the Seller of the transactions contemplated hereby.

            SECTION 3.03 Consents and Approvals. The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except
(a) as described in Section 3.03 of the Disclosure Schedule, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect or prevent or materially delay the consummation by the Seller of the transactions contemplated hereby or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

            SECTION 3.04 No Subsidiaries; Affiliates. The Seller has no subsidiaries. Except as set forth on Section 3.04 of the Disclosure Schedule, the Business has been conducted solely through the Seller at all times since its incorporation, and all assets, properties and rights relating solely to the Business are held by, and all agreements, obligations and transactions relating solely to the Business have been entered into, incurred and conducted by, the Seller rather than any Affiliate of Seller.

            SECTION 3.05 Financial Information. (a) True and complete copies of the statements of results of operations of the Business for the nine (9) months ended September 2000, the 11 months ended November 2000 and for the year ended December 1999 (collectively, the "Financial Statements") have been delivered by the Seller to the Purchaser. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Business and in accordance with United States generally accepted accounting principles consistently applied, (ii) present fairly in all material respects results of operations of the Business for the periods covered thereby and (iii) include all adjustments that are necessary for a fair presentation of the results of the operations of the Business for the periods covered thereby.

            (b) The January 2001 Statement of Accumulated Inventory has been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with the Financial Statements and in accordance with all books, records and accounts of the Business, subject, however, to the adjustments and other mutually agreed exclusions and/or procedures provided for in the definition of Accumulated Inventory or set forth in Section 3.05(b) of the Disclosure Schedule.

            SECTION 3.06 Absence of Undisclosed Liabilities. There are no Liabilities of the Seller relating to the Transferred Assets or the Business which would, individually or in the aggregate, have a Material Adverse Effect, except Liabilities (i) set forth in Section 3.06 of the Disclosure Schedule or otherwise disclosed in the Disclosure Schedule or this Agreement or (ii) incurred in the ordinary course of business after January 31, 2001 and prior to the Closing that were not incurred in breach or violation of any covenant of Seller contained in this Agreement.

            SECTION 3.07 Absence of Certain Changes or Events. Since January 31, 2001, except as disclosed in Section 3.07 of the Disclosure Schedule (i) except as would not, individually or in the aggregate, have a Material Adverse Effect, the Seller has conducted the Business solely in the ordinary course and has not taken any action that would constitute a breach or default of any covenant of the Seller set forth in Article V of this Agreement if taken after the date of this Agreement, and (ii) there has not been any event or occurrence that, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

            SECTION 3.08 Compliance with Laws. Except as set forth in Section
3.08 of the Disclosure Schedule: (a) (i) to the Seller's Knowledge, the Seller holds, and is in compliance with the terms of, all material permits, licenses, exemptions, orders and approvals of all Governmental Authorities applicable to the conduct of the Business or the ownership or use of the Transferred Assets (the "Seller Permits"), (ii) no action or proceeding is pending or, to the Seller's Knowledge, threatened, and, to the Seller's Knowledge, no fact exists or event has occurred, that, in either case, has a reasonable possibility of resulting in a revocation, non-renewal, termination, suspension or other impairment of any of the Seller Permits, other than any event or fact which would cause any Seller Permit to expire or terminate in accordance with the stated terms thereof other than as a result of the Seller's breach or violation thereof, (iii) to the Seller's Knowledge, the Business is not being conducted (and has not been conducted) in violation of any applicable Laws or Governmental Orders, and (iv) to the Seller's Knowledge, no investigation or review by any Governmental Authority with respect to the Business or the

Transferred Assets is pending or threatened and (b) to the Seller's Knowledge, no Governmental Entity has indicated to the Seller an intention to conduct the same.

            SECTION 3.09 Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, there is no suit, action, proceeding or investigation pending or, to the Seller's Knowledge, threatened against the Seller or the Transferred Assets that relates to the Business that, if adversely determined, would have a Material Adverse Effect or materially impair or delay the ability of the Seller to consummate the transactions contemplated hereby.

            SECTION 3.10 Material Contracts. (a) Section 2.01(a)(i) of the Disclosure Schedule includes each Customer Contract that (A) is likely to involve consideration of more than $500,000, in the aggregate, during the calendar year ending December 31, 2001 or (B) is likely to involve consideration of more than $1,000,000, in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Seller without penalty or further payment and without more than 90 days' notice.

            (b) Except as disclosed in Section 3.10(b) of the Disclosure Schedule and except as would not have a Material Adverse Effect, each Transferred Contract: (i) is valid and binding on the Seller, and, to the Knowledge of the Seller, the counterparties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.02 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in
Section 3.10(b) of the Disclosure Schedule, the Seller is not and, to the Knowledge of the Seller, no other party is, in breach of, or default under, any Transferred Contract, except for such breaches as would not, individually or in the aggregate, have a Material Adverse Effect.

            SECTION 3.11 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect or as set forth in Section 3.11 of the Disclosure Schedule: (i) no claim has been asserted against the Seller within the two year period preceding the date of this Agreement that the conduct of the Business as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property of any third party and, to the Seller's Knowledge, there is no reasonable basis for any such claim ; (ii) with respect to each item of Intellectual Property owned by the Seller which is used solely or primarily in, was developed solely or primarily for, or relates solely or primarily to, the Business ("Business Owned Intellectual Property") that is included in the Transferred Business Intellectual Property, the Seller is the owner of the entire right, title and interest in and to such Business Owned Intellectual Property and is entitled to use such Business Owned Intellectual Property in the continued operation of the Business; (iii) with respect to each item of Intellectual Property licensed to the Seller which is used solely or primarily in, was developed solely or primarily for, or relates solely or primarily to, the Business ("Business Licensed Intellectual Property") that is included in the Transferred Business Intellectual Property, the Seller has the right to use such Business Licensed Intellectual Property in the continued operation of the Business in accordance with the terms of the license agreement governing such Business Licensed Intellectual Property; (iv) to the Knowledge of the Seller, the Business Owned Intellectual Property that is included in the Transferred Business Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (v) to the Knowledge of the Seller, no person is engaging in any activity that infringes upon the Business Owned Intellectual Property that is included in the Transferred Business Intellectual Property; (vi) to the Knowledge of the Seller, each license of the Business Licensed Intellectual Property that is included in the Transferred Business Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the Knowledge of the Seller, no party to any license of the Business Licensed Intellectual Property that is included in the Transferred Business Intellectual Property is in breach thereof or default thereunder; and (viii) neither the execution of this Agreement nor the consummation of any of the transactions contemplated thereby shall have a Material Adverse Effect with respect to the Transferred Business Intellectual Property.

            SECTION 3.12 Environmental Matters. Except as set forth in Section
3.12 of the Disclosure Schedule or as would not have a Material Adverse Effect, to the Seller's Knowledge, (i) the Business is conducted in compliance with all applicable Environmental Laws and the Seller has obtained and is in compliance with all Environmental Permits relating to or required for the Business, and
(ii) there are no Liabilities or written claims pursuant to any Environmental Law pending or threatened against the Seller or any predecessor of the Seller relating to the Business.

            SECTION 3.13 Assets. Except for the Excluded Assets, the Transferred Assets, together with any intellectual property which may be the subject of the License Agreement constitute all of the assets owned or used by the Seller in the conduct of the Business. Except as set forth in Section 3.13 of the Disclosure Schedule, the Seller has good, valid and marketable title to, or a valid leasehold interest in, or a valid license to use, all of the Transferred Assets and any intellectual property which may be the subject of the License Agreement, in each case free and clear of all Encumbrances, except Permitted Encumbrances (and except as to any leased asset, the provisions of any such lease, and as to any licensed asset, the provisions of any such license).

            SECTION 3.14 Inventories. The Inventory of the Business the value of which is reflected on the January 2001 Statement of Accumulated Inventory, (i) is of merchantable quality, usable and salable at normal profit margins for the Business and in accordance with the Seller's historical sales practices in the ordinary course of business, and (ii) does not include any items that are obsolete, damaged, excessive, below standard quality, slow moving or for discontinued product lines.

            SECTION 3.15 Taxes. Except as set forth in Section 3.15 of the Disclosure Schedule, the Seller has timely filed all material Tax Returns required to be filed with respect to Taxes pertaining, in whole or in part, to the Transferred Assets or the Business. All such Tax Returns are true, correct and complete in all material respects, and the Seller has duly paid all Taxes shown on such Tax Returns and has paid or made adequate provision for payment of all accrued but unpaid Taxes anticipated in respect of such Tax Returns. Except as set forth in Section 3.15 of the Disclosure Schedule, and except as would not have a Material Adverse Effect, the Seller has not received notice from a taxing authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by such jurisdiction.

            SECTION 3.16 Product and Service Warranties. Except as set forth in
Section 3.16 of the Disclosure Schedule, the Seller has not received written notice of any material claims (including, without limitation, claims for material Product Liabilities, defects or breaches or product or service warranties or after warranty service obligations, including claims alleging implied breach of warranties or merchantability or fitness for any particular purpose) in connection with the manufacture, production, sale, distribution or use of any of the products or services of the Business which relate to any of the Transferred Assets.

            SECTION 3.17 Labor Matters; Employment Matters. Except as set forth in Section 3.17 of the Disclosure Schedule: (i) there are no controversies pending or, to the Knowledge of the Seller, threatened, between the Seller and any of the Designated Employees or Manufacturers Representatives regarding the Seller's compliance with applicable wage and hour, equal employment, safety and other similar legal requirements relating to employees, (ii) the Seller is not a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization that includes any of the Designated Employees, and there is, to the Seller's Knowledge, no activity involving any of the Designated Employees seeking to certify a collective bargaining unit or engaging in any other organizational activity; and (iii) there are no strikes, slowdowns, work stoppages, lockouts, or, to the Seller's Knowledge, threats thereof, by or with respect to any of the Designated Employees. To the Seller's Knowledge, none of the Designated Employees or the Manufacturers Representatives has indicated to the Seller as of the date of this Agreement that he or she is considering terminating his or her employment. To the Seller's Knowledge, the Seller has complied in all material respects with all applicable wage and hour, equal employment, safety and other legal requirements relating to its employees employed in the Business.

            SECTION 3.18 Brokers. Except as set forth in Section 3.18 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

            SECTION 3.19 Backlog. Section 3.19 of the Disclosure Schedule sets forth the backlog of the Business as of January 31, 2001, which represents firm orders, each of which is covered by a customer contract or written purchase order. Except as set forth in Section 3.19 of the Disclosure Schedule, the Seller is not aware of any customer commitment comprising such backlog that is reasonably likely to be terminated or canceled.

            SECTION 3.20 Insurance. The Seller maintains, and has maintained at all times since at least January 1, 1996, insurance policies providing insurance coverage with respect to the Business and its products and services that is customary for businesses of similar size and type.

            SECTION 3.21 No Other Representations. (a) NEITHER THE SELLER NOR ANY OF ITS RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, AND THE SELLER IS NOT LIABLE FOR, OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, GUARANTIES, PROMISES OR

STATEMENTS PERTAINING TO THE BUSINESS OR THE TRANSFERRED ASSETS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE III.

            (b) EXCEPT AS SET FORTH IN THIS ARTICLE III, THE SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE TRANSFERRED ASSETS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser represents and warrants to the Seller as follows:

            SECTION 4.01 Incorporation and Authority of the Purchaser. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

            SECTION 4.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Sections 3.02 and 3.03 have been obtained and all filings listed in Sections 3.02 and 3.03 of the Disclosure Schedule have been made, and except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate or conflict with the Certificate of Incorporation or By-laws (or other similar applicable documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which the Purchaser or any of its subsidiaries is a party or by which any of such assets or properties is bound except, in the case of clause (b) or (c), as would not, individually or in the aggregate, prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby.

            SECTION 4.03 Consents and Approvals. The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except
(a) as described in Section 3.03 of the Disclosure Schedule, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and (c) as may be necessary as a result of any facts or circumstances relating solely to the Seller.

            SECTION 4.04 Litigation. No claim, action, proceeding or investigation is pending which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to adversely affect or restrict the Purchaser's ability to consummate the transactions contemplated by this Agreement.

            SECTION 4.05 Financing. The Purchaser has all funds necessary to consummate the transactions contemplated by, and perform its obligations under, the Transaction Agreements and pay the fees and expenses it incurs in connection with such transactions and obligations.

            SECTION 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

            SECTION 5.01 Conduct of Business Prior to the Closing. (a) The Seller covenants and agrees that, between the date hereof and the Closing Date, the Seller shall conduct the Business and hold and use the Transferred Assets only in the ordinary course of the Business consistent with prior practice, except as described in Section 5.01(a) of the Disclosure Schedule or with the prior written consent of the Purchaser. Without limiting the generality of the foregoing, the Seller covenants and agrees that, prior to the Closing, the
Seller:

            (i) will use all reasonable efforts to preserve its relationships with its customers, suppliers and other persons with which it has significant business relationships in respect of the Business or the Transferred Assets;

            (ii) will not (x) change its accounting methods, principles or practices used in respect of the Business or the Transferred Assets or (y) revalue any of the Transferred Assets;

            (iii) will not incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any Liability solely in connection with the Business or the Transferred Assets, other than (x) Excluded Liabilities, (y) Liabilities that are discharged prior to the Closing and (z) trade or business obligations or Liabilities incurred in the ordinary course of the Business that, individually or in the aggregate, would not have a Material Adverse Effect;

            (iv) will not permit or allow any of the Transferred Assets to be subject to any additional Encumbrances other than Permitted Encumbrances arising in the ordinary course of the Business after the date hereof or Encumbrances that are discharged prior to the Closing, or sell, transfer, lease or otherwise dispose of any of the Transferred Assets, except for sales of inventory in the ordinary course of the Business;

            (v) will not grant any increase in salary, wages, bonuses, commissions or other compensation payable or to become payable to any of the Manufacturers Representatives, make any change in the manner in which any of the Manufacturers Representatives are compensated, or provide for any additional or supplemental benefits for any of the Manufacturers Representatives that would increase any of the Assumed Liabilities;

            (vi) will not grant any increase in salary, wages, bonuses, commissions or other compensation payable or to become payable to any Designated Employees, make any change in the manner in which any Designated Employees are compensated, or provide for any additional or supplemental benefits for any Designated Employees that would increase any of the Assumed Liabilities;

            (vii) will not make any capital expenditure or commitment for additions to property, equipment or facilities solely maintained or solely related to the Business or the Transferred Assets;

            (viii) will not license, sell, transfer pledge, dispose of or permit to lapse any right under or respecting, or enter into any settlement regarding the breach or infringement of, any of the Business Intellectual Property;

            (ix) will not cancel, modify or breach any existing insurance coverage solely with respect to the Business or the Transferred Assets, or fail to pay any premium payable thereunder when due;

            (x) will not enter into, or be a party to, any transaction with any Affiliate that relates solely to the Business or any of the Transferred Assets except transactions in the ordinary course of the Business consistent with past practice and on terms that are not less favorable to the Seller than would be obtained in an arm's length transaction with an unrelated third party;

            (xi) will not permit the Inventories to exceed the limits set forth in Section 5.01(a) of the Disclosure Schedule;

            (xii) will not agree, whether in writing or otherwise, to do anything described in clauses (ii) through (xi) above;

            (xiii) will make or cause to be made all necessary filings with respect to the Business or the Transferred Assets with all Governmental Authorities; and

            (xiv) will notify the Purchaser of the occurrence of any event or the receipt of any written communication which asserts non-performance by the Seller under any Transferred Contract or any firm order comprising the backlog referred to in Section 3.19 of this Agreement.

            (b) Notwithstanding the covenants of the Seller contained in Section 5.01(a) and notwithstanding the Seller's agreement pursuant to Section 2.01(a)
(xi), the Purchaser hereby agrees that the Seller may change its legal name from "MPD Technologies Inc." to "Ericsson Amplifier Technologies Inc" or any similar name. The Seller and the Purchaser shall cooperate fully with each other to allow the Seller to achieve such a name change while preserving the right of the Purchaser to acquire the Seller's current name hereunder. Further, the Seller and the Purchaser shall cooperate fully with each other to amend any export licenses (if necessary) to reflect such circumstances and changes. After the Closing, the Purchaser shall grant the Seller a non-exclusive license to use the name "MPD Technologies, Inc." in connection with the Seller's performance of the Excluded Assets and the Excluded Liabilities until such time as the Seller has amended its export licenses to reflect its name change.

            SECTION 5.02 Investigation. (a) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, the Transferred Assets and the Assumed Liabilities, (ii) has been furnished with or given adequate access to such information about the Business, the Transferred Assets and the Assumed Liabilities as it has requested and (iii) will not assert any claim (other than claims for fraud) against the Seller or any of its directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Seller or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than the representations and warranties of the Seller contained in this Agreement) furnished by the Seller or such persons concerning the Seller, the Business, the Transferred Assets or the Assumed Liabilities; provided, however, that nothing in this Section 5.02 shall be deemed to qualify any of the representations and warranties made by the Seller in or pursuant to this Agreement or impair or limit the Purchaser's right to rely on such representations or warranties or its rights with respect thereto under any provision of this Agreement, including, without limitation, Articles VI, VII and VIII hereof. Any implied warranty or similar rights applicable to any of the transactions contemplated hereby under the Law of any jurisdiction is hereby expressly and irrevocably waived by each party hereto to the fullest extent permitted by such Law, and each party hereto agrees that it shall not seek to enforce any such implied warranties or similar rights against the other party.

            (b) In connection with the Purchaser's investigation of the Business, the Transferred Assets and the Assumed Liabilities, the Purchaser has received from the Seller certain estimates, projections and other forecasts for the Business and certain plan and budget information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser will not assert any claim against the Seller or any of its Affiliates or any of its directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold the Seller or any such Persons liable with respect thereto. Accordingly, the Seller makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.02(b).

            SECTION 5.03 Access to Information. (a) From the date hereof until the time of the Closing, upon reasonable notice, the Seller shall, and shall cause each of its officers, directors, employees, auditors and agents to: (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books, records and assets of the Business, (ii) furnish to such persons of the Purchaser such additional financial and operating data and other information regarding the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request and (iii) make available to such persons the employees of the Seller engaged in the Business, and use its reasonable efforts to cause the Manufactures Representatives to be so available; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Seller or any of its Affiliates.

            (b) In order to facilitate the resolution of any claims made by or against or incurred by the Seller or any Affiliate or for which the Seller or any Affiliate remains liable, after the Closing, upon reasonable notice, the Purchaser shall (i) afford the officers, employees and authorized agents and representatives of the Seller reasonable access, during normal business hours, to the offices, properties, books and records of the Purchaser and/or its Affiliates in respect of the Business relevant to such claims, (ii) furnish to the officers, employees and authorized agents and representatives of the Seller such additional financial and other information regarding the Business as the Seller or such Persons may from time to time reasonably request relevant to such claims and (iii) make available to the Seller the employees of the Purchaser and/or its Affiliates in respect of the Business whose assistance, testimony or presence is necessary to assist the Seller in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Purchaser or any of its Affiliates and provided further that the Seller shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in complying with this Section 5.03(b), except to the extent indemnified pursuant to Section 8.01.

            (c) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser or any Affiliate or for which the Purchaser or any Affiliate remains liable, after the Closing, upon reasonable notice, the Seller shall (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Seller and/or its Affiliates in respect of the Business and relevant to such claims (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional financial and other information regarding the Business as conducted prior to the Closing as the Purchaser or such Persons may from time to time reasonably request relevant to such claims and (iii) make available to the Purchaser the employees of the Seller and/or its Affiliates who had been employees in the Business and whose assistance, testimony or presence is necessary to assist the Purchaser in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Seller or any of its Affiliates and provided further that the Purchaser shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in complying with this
Section 5.03(c), except to the extent indemnified pursuant to Section 8.02.

            SECTION 5.04 Books and Records. (a) The Purchaser agrees that it shall preserve and keep all books and records in respect of the Business that the Seller transfers to the Purchaser in the Purchaser's possession for a period of at least seven years from the Closing Date in a manner consistent with the past practice of the Seller. After such seven-year period, before the Purchaser shall dispose of any of such books, records and assets, at least 90 calendar days' prior written notice to such effect shall be given by the Purchaser to the Seller, and the Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as the Seller may select. During such seven-year period, duly authorized representatives of the Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records.

            (b) If, in order properly to prepare documents required to be filed with Governmental Authorities or its financial statements or required under any applicable Law, it is necessary that either party hereto or any successors be furnished with additional information relating to the Business and such information is in the possession of the other party hereto, such party agrees to use its reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

            SECTION 5.05 Confidentiality. (a) The terms of the letter agreement dated as of December 18, 2000 (the "Confidentiality Agreement") between the Seller and the Purchaser are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.05 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Information or Items (as such terms are defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement (the "Transaction Information and Items"). If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect thereafter in accordance with its terms in respect of such Information or Items.

            (b) The Seller and the Purchaser agree that after the Closing Date, the Seller shall treat the Transaction Information and Items as if the Seller were the Recipient and the Purchaser the Disclosing Party under the Confidentiality Agreement.

            SECTION 5.06 Regulatory and Other Authorizations; Consents. (a) The Purchaser shall use all its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the Seller shall fully cooperate with, and use all reasonable efforts to assist, the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals (it being understood that neither the Seller nor the Purchaser or any of their Affiliates shall be required to pay any fees or other payments to any such regulatory bodies or officials in order to obtain any such authorization, consent order or approval (other than normal filing fees), and the Purchaser and its Affiliates shall not be required to agree to modification, limitation or other change in or with respect to the Transferred Assets or the conduct of the Business). Each party agrees to make, or cause to be made, promptly any filing with any Governmental Authority that the Purchaser identifies to the Seller as being required. The Seller shall not take any action that would have the effect of delaying, impairing or impeding the receipt of any required approvals.

            (b) The Purchaser shall use its best efforts to cause the Seller and its Affiliates to be released as of the Closing, or as soon thereafter as possible, from all indemnities, guaranties and guaranty obligations of the Seller and such Affiliates relating to obligations of such Persons with respect to the Business and the Transferred Assets. The Seller shall fully cooperate with, and use all reasonable efforts to assist the Purchaser in the matters referred to in this Section 5.06(b).

            (c) The Seller shall promptly give such notice to third parties and use its reasonable efforts to obtain such third-party consents (excluding the consents of any Governmental Authorities) necessary to transfer the Transferred Assets to the Purchaser, including, without limitation, all third-party consents that the Purchaser may deem necessary or desirable in connection with the transfer of the Transferred Contracts. The Seller shall not be required to compensate any third party to obtain any such consent or approval. The Purchaser shall fully cooperate with and use all reasonable efforts to assist the Seller in giving such notices and obtaining such consents.

            (d) The parties hereto agree that, in the event any consent, approval or authorization from third parties necessary or desirable to preserve for the Purchaser any right or benefit under any Transferred Contract is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate fully with and use all reasonable efforts to assist the Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. To the extent that an attempted assignment of any Transferred Contract without the consent of any other party to such Transferred Contract would constitute a breach thereof, then, notwithstanding anything in this Agreement to the contrary, such assignment shall not occur until such time as the required consent of such other party or parties to the contract shall have been obtained; provided, however, that until and unless such consent, approval or authorization is obtained, the Seller shall use all reasonable efforts to provide the Purchaser with the rights and benefits of the affected Transferred Contract to the extent relating to the Business and, if the Seller provides such rights and benefits, the Purchaser shall assume the obligations and burdens thereunder. The Purchaser will cooperate with the Seller in obtaining any of the foregoing consents, approvals or authorizations from third parties and, if applicable, in obtaining any of such rights and benefits. In addition, in the event such consents, approvals, authorizations or benefits are not obtained, the Purchaser and the Seller shall each negotiate with the other and enter into subcontracting or similar contractual relationships on terms and conditions reasonably acceptable to each, the purpose of which shall be to provide the Purchaser with the rights and benefits of the affected Transferred Contract against the performance by the Purchaser of the obligations and burdens of the Seller thereunder.

            SECTION 5.07 Notification to Governmental Authorities. The Purchaser and the Seller shall cooperate with each other in connection with, and comply in all material respects with, all material applicable laws, if any, requiring notification of the transactions contemplated by this Agreement.

            SECTION 5.08 Bulk Transfer Laws. The Purchaser hereby waives compliance by the Seller with the provisions of any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale to the Purchaser of the Transferred Assets. The Seller shall indemnify and hold harmless the Purchaser against any and all liabilities (including Tax liabilities) that may be asserted by third parties against the Purchaser as a result of noncompliance by the Seller with any such bulk transfer law (except for those assumed by the Purchaser hereunder or in the Assumption Agreement).

            SECTION 5.09 Conveyance Taxes. The Seller and the Purchaser shall share equally any real property transfer or gains, sales, use, transfer, value added, stock transfer, stamp taxes and any similar Taxes which become payable in connection with the transactions contemplated hereby, and the parties shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.

            SECTION 5.10 Services and License Agreement. At the Closing, the Seller and the Purchaser shall enter into (i) a services agreement (the "Services Agreement"), substantially on the terms set forth on Exhibit 5.10(a) attached hereto and (ii) a license agreement (the "License Agreement"), substantially on the terms set forth on Exhibit 5.10(b) attached hereto.

            SECTION 5.11 Insurance Coverage. The Purchaser acknowledges that the Seller has advised it that, effective 12:01 a.m. on the Closing Date, the Transferred Assets shall cease to be insured by the Seller's and its Affiliates' insurance policies, and the Purchaser further acknowledges such policies are Excluded Assets.

            SECTION 5.12 Further Action. At any time, and from time to time, after the date hereof (including after the Closing) each party hereto shall, without further consideration, execute and deliver to any other party hereto such instruments of transfer and assumption, and shall take such other action, as such other party may reasonably request to carry out the transfer of assets and the assumption of liabilities contemplated by this Agreement.

            SECTION 5.13 Customers and Marketing. From and after the date hereof through the Closing Date, the Seller shall introduce the Purchaser to the customers of the Business for the purpose of enabling the Purchaser to evaluate the business relationship with such customers, and shall conduct such marketing activities with respect to such customers as the Purchaser reasonably requests, including using reasonable efforts to provide the services of Carl Fisher.

            SECTION 5.14 Notice of Certain Events. Until the Closing, the Seller shall promptly give the Purchaser written notice of the occurrence, or failure to occur, of any event or state of facts that would cause any representation or warranty made by the Seller in this Agreement to be untrue or inaccurate or any covenant, condition or agreement which is to be performed or satisfied by it impossible to be so complied with or satisfied or make such performance or satisfaction materially more difficult than in the absence of such fact or occurrence or which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or a Schedule or Exhibit hereto. No notification under this
Section 5.14 shall affect or modify the
representations, warranties, covenants or agreements of the Seller or the conditions to the respective obligations of the parties hereunder.

            SECTION 5.15 Employees Matters. (a) Commencing on the date hereof and until the Closing Date, the Seller shall cooperate with the Purchaser in the efforts of the Purchaser to arrange for its employment of any of the Designated Employees. With respect to each Designated Employee with whom the Purchaser declines or fails to reach such an arrangement, the Seller shall not terminate the employment of, decrease the salary of, or otherwise materially impair the employment terms of, such Designated Employee during the term of the Services Agreement and, so long as such Designated Employee remains employed by the Seller, the Seller shall make such Designated Employee available during normal business hours for the performance of the Seller's obligations thereunder (provided that the Seller shall not be prohibited from terminating such Designated Employee at any time for cause).

            (b) As separate and independent covenants, each of the Seller and the Purchaser agrees with the other that for a period of two years after the Closing Date, except as otherwise mutually agreed, neither the Seller nor the Purchaser shall solicit the performance of services by, in the case of the Purchaser, any Designated Employee that is not a Transferred Employee or any other employee of Seller (collectively, "Seller Employees") or, in the case of the Seller, any Transferred Employee or any other employee of the Purchaser (collectively, "Purchaser Employees"); provided, however, that the foregoing will not prohibit a general solicitation to the public made exclusively through national or international media; provided further, that the foregoing will also not prohibit either party or one of its respective Affiliates from soliciting any Seller Employee or Purchaser Employee, as the case may be, whose employment has terminated following the Closing Date. Each of the Seller and the Purchaser acknowledges that the covenants set forth in this Section 5.15(b) are an essential element of this Agreement and that, but for the agreement to comply with these covenants, neither the Seller nor the Purchaser would have entered into this Agreement. Each of the Seller and the Purchaser acknowledges that its respective undertakings pursuant to this Section 5.15(b) constitute independent covenants and shall not be affected by performance or nonperformance of any other provision of this Agreement. Each of the Seller and the Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.15(b) are reasonable and proper.

            SECTION 5.16 Non-Competition. The Seller shall not, for a period of five (5) years after the Closing Date, directly engage, anywhere in the world, in the business of designing, manufacturing, assembling, distributing or selling or promoting for sale any product, process, good or service that is substantially the same as any product, process, good or service that the Seller sells under any Listed Assumed Contract as of the Closing. The Seller acknowledges that, in view of the nature of the Business and the business objectives of the Purchaser in acquiring the Business, and the consideration paid to the Seller therefore, the restriction contained in this Section 5.16 is reasonably necessary to protect the legitimate business interests of the Purchaser and that any violation of such restriction will result in irreparable injury to the Purchaser and the Business for which damages will not be an adequate remedy. The Seller therefore acknowledges that, if such restriction is violated, in addition to any other remedies to which the Purchaser may be entitled, the Purchaser shall be entitled to preliminary and injunctive relief as well as to an equitable accounting of earnings, profits and other benefits arising from such violation.

            SECTION 5.17 Financial Statements The Seller and its directors, officers and employees shall cooperate with the Purchaser, and the Seller shall use reasonable efforts to cause its independent accountants to cooperate, in each case at the Purchaser's sole cost and expense with respect to out-of-pocket expenses, in providing all financial information to the Purchaser relating to the Business as the Purchaser may reasonably request in connection with the preparation by the Purchaser of such audited financial statements as may be required to be filed by the Purchaser with the Securities and Exchange Commission.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

            SECTION 6.01 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

            (e) Representations and Warranties; Covenants. (i) Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except, in each case, where the failure to be so true and correct would not materially delay or prevent the consummation of the transactions contemplated hereby; (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, except that the Purchaser shall have complied in all respects with its obligations under Section 2.05 hereof; and (iii) the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer of the Purchaser;

            (f) No Governmental Order. There shall be no Governmental Order in existence which expressly prohibits or materially restrains the transactions contemplated by this Agreement;

            (g) Transaction Agreements. The Purchaser shall have duly executed and delivered each Transaction Agreement to which it is a party and each such agreement shall be in full force and effect; and

            (h) Legal Opinion. The Purchaser shall have delivered to the Seller a Legal Opinion in form and substance reasonably acceptable to the Seller addressed to the Seller from Proskauer Rose LLP.

            SECTION 6.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

            (i) Representations and Warranties; Covenants. (i) Each of the representations and warranties of the Seller contained in this Agreement that contain a Material Adverse Effect or materiality qualifier shall be true and correct, and each of the other representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects, as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date; (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects, except that the Seller shall have complied in all respects with its obligations under Section 2.06 hereof; and (iii) the Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized officer of the Seller;

            (j) No Governmental Order. There shall be no Governmental Order in existence which expressly prohibits or materially restrains the transactions contemplated by this Agreement;

            (k) Transaction Agreements. The Seller shall have duly executed and delivered each Transaction Agreement to which it is a party and each such agreement shall be in full force and effect;

            (l) Contract Consents. The Seller shall have received written consents, which may include consents subject to the satisfaction of reasonable conditions (which conditions may include, without limitation, first article inspection or other quality control conditions), to the assignment of those Customer Contracts listed in Section 3.03(c) of the Disclosure Schedule which represented at least 70% of the revenues generated from the Transferred Contracts in 2000; and

            (m) Legal Opinion. The Seller shall have delivered to the Purchaser a Legal Opinion addressed to the Purchaser from Shearman & Sterling, in form and substance reasonably acceptable to the Purchaser.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:

            (n) by the mutual written consent of the Seller and the Purchaser;

            (o) by the Seller or the Purchaser, if the Closing shall not have occurred prior to July 31, 2001; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

            (p) by the Purchaser or the Seller in the event of the issuance of a final, nonappealable Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

            SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Sections 5.05 and 9.02 and (b) nothing herein shall relieve either the Seller or the Purchaser from liability for any willful breach of this Agreement or willful failure to perform hereunder.

            SECTION 7.03 Waiver. At any time prior to the Closing, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

                                  ARTICLE VIII

                                 INDEMNIFICATION

            SECTION 8.01 Indemnification by the Purchaser. (a) Subject to Sections 8.01(b), 8.03, 8.05 and 9.01, the Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates and their respective employees, officers, directors, agents, successors and assigns (each, a "Seller Indemnified Party") against, and reimburse each Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (whether arising out of or resulting from any Action brought by any Governmental Authority or third party or a breach by a party to this Agreement of any representation, warranty or covenant to the other party to this Agreement and including reasonable attorneys' and consultants' fees and expenses and other legal costs and expenses reasonably incurred in investigation, remediation, defense or settlement) (collectively, "Losses") that such Seller Indemnified Party may at any time suffer or incur as a result of or in connection with:

            (i) the breach of any representation or warranty made by the Purchaser in this Agreement;

            (ii) the failure by the Purchaser to perform any of its covenants or agreements contained in this Agreement or any Transaction Agreement to which it is a party;

            (iii) the Assumed Liabilities, except for any claims with respect to which the Seller is obligated to indemnify the Purchaser Indemnified Parties under Section 8.02(a)(iv) or Section 8.02(a)(v); and

            (iv) other than to the extent constituting an Excluded Liability, any Liabilities arising from the conduct of the Business or the ownership of the Transferred Assets by the Purchaser following the Closing, including, without limitation, the performance of the Transferred Contracts.

            (b) Notwithstanding any other provision to the contrary, the Purchaser shall not be required to indemnify, defend or hold harmless any Seller Indemnified Party against or reimburse any Seller Indemnified Party for any Losses pursuant to Section 8.01(a): (i) unless the Seller has notified the Purchaser in writing in accordance with Section 8.03(a) of its claim for indemnification within the applicable survival period set forth in Section 9.01 and (ii) with respect to indemnification under Section 8.01(a)(i), until the aggregate amount of the Seller Indemnified Party's Losses exceeds one percent (1%) of the Purchase Price, after which the Purchaser shall be obligated for all Losses of the Seller Indemnified Parties in excess of such amount; provided, however, that the cumulative indemnification obligations of the Purchaser under
Section 8.01(a)(i) shall in no event exceed 100% of the Purchase Price.

            SECTION 8.02 Indemnification by the Seller. (a) Subject to Sections 8.02(b), 8.03, 8.05 and 9.01 hereof, the Seller shall indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective employees, officers and directors, agents, successors and assigns (each, a "Purchaser Indemnified Party") against, and reimburse any Purchaser Indemnified Party for, any and all Losses that such Purchaser Indemnified Party may at any time suffer or incur as a result of or in connection with:

            (i) the breach of any representation or warranty made by the Seller in this Agreement;

            (ii) the failure by the Seller to perform any of its covenants or agreements contained in this Agreement or any Transaction Agreement to which it is a party;

            (iii) the Excluded Liabilities;

            (iv) Losses arising from any Unlisted Assumed Contract; and

            (v) Losses arising from any warranty obligation assumed by the Purchaser under any of the Listed Assumed Contracts which relate to products manufactured by the Seller prior to the Closing Date.

            (b) Notwithstanding any other provision to the contrary, the Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against or reimburse any Purchaser Indemnified Party:

            (i) with respect to indemnification pursuant to Section 8.02(a)(i):
      (x) unless the Purchaser has notified the Seller in writing in accordance with Section 8.03(a) of its claim for indemnification within the applicable survival period set forth in Section 9.01 and (y) until the aggregate amount of the Purchaser Indemnified Party's Losses exceeds one percent (1%) of the Purchase Price, after which the Seller shall be obligated for all Losses of the Purchaser Indemnified Parties in excess of such amount; provided, however, that the cumulative indemnification obligations of the Seller pursuant to Section 8.02(a)(i) shall in no event exceed fifty percent (50%) of the Purchase Price;

            (ii) with respect to indemnification pursuant to Sections 8.02(a)(ii) or 8.02(a)(iii), unless the Purchaser has notified the Seller in writing in accordance with Section 8.03(a) of its claim for indemnification before the sixth anniversary of the Closing Date;

            (iii) with respect to indemnification pursuant to Section 8.02(a)(iv): (x) unless, with respect to any Losses unrelated to a warranty obligation, the Purchaser has notified the Seller in writing in accordance with Section 8.03(a) of its claim for indemnification before the second anniversary of the Closing Date, (y) unless, with respect to any Losses related to a warranty obligation which relates to a product manufactured by the Seller prior to the Closing Date, the Purchaser has notified the Seller in writing in accordance with Section 8.03(a) of its claim for indemnification prior to the expiration of such warranty obligation, and (z) until the aggregate amount of the Purchaser Indemnified Party's Losses exceeds $250,000, after which, subject to
      Section 8.05(c), the Seller shall be obligated for all Losses of the Purchaser Indemnified Parties in excess of such amount; and

            (iv) with respect to indemnification pursuant to Section 8.02(a)(v):
      (x) unless the Purchaser has notified the Seller in writing in accordance with Section 8.03(a) of its claim for indemnification not later than thirty (30) days after the expiration of the warranty obligation giving rise to such Loss and (y) until the aggregate amount of the Purchaser Indemnified Party's Losses exceeds $1,000,000, after which the Seller shall be obligated for all Losses of the Purchaser Indemnified Parties in excess of such amount; provided, however, that the cumulative indemnification obligations of the Seller pursuant to Section 8.02(a)(v) shall in no event exceed $1,000,000.

            SECTION 8.03 Notification of Claims. (a) A party that may be entitled to be indemnified pursuant to Section 8.01 or 8.02 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand or facts or circumstances which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is prejudiced by such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VIII within 30 days after the receipt of written notice thereof from the Indemnified Party.

            (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 8.03(a), and if such claim or demand relates to a pending or threatened claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify, defend and hold harmless the Indemnified Party against or reimburse the Indemnified Party for under Section 8.01 or 8.02, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as practicable (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 8.03(a) of its election to defend in good faith any such third party claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party's possession reasonably required by it for its use in, and shall otherwise cooperate with the Indemnifying Party in, defending any third-party claim or demand, and the Indemnifying Party shall reimburse the Indemnified Party for all the reasonable out-of-pocket expenses in connection therewith. The Indemnifying Party shall not settle or compromise any such claim or demand without the prior consent of the Indemnified Party, unless the Indemnified Party is given a full and unconditional release of any and all liability by all relevant parties relating thereto. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. If the Indemnified Party assumes the defense of any such claim or demand and proposes to settle such claim and demand prior to final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

            SECTION 8.04 Exclusive Remedies. Following the Closing, (i) except for performance of the obligations set forth in Article II and Section 5.05 and except for the indemnification obligations specified in Section 5.08, the Seller and the Purchaser acknowledge and agree that the indemnification provisions of Sections 8.01 and 8.02 shall be the sole and exclusive remedies of the Seller and the Purchaser, respectively, for any breach of the representations or warranties herein or nonperformance of any covenants and agreements herein of the other parties and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller to rescind this Agreement or any of the transactions contemplated hereby.

            SECTION 8.05 Other Indemnification Matters. (a) For all purposes of this Article VIII, "Losses" shall be net of (i) any insurance payable to the Indemnified Party from its own insurance policies in connection with the facts giving rise to the right of indemnification and (ii) the estimated present value of any Tax benefits received by or accruing to the Indemnified Party.

            (b) The Seller and the Purchaser agree that all payments made by either to or for the benefit of the other under any indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants shall be treated as adjustments to the purchase price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof.

            (c) The Purchaser and the Seller agree that with respect to indemnification pursuant to Section 8.02(a)(iv), if the aggregate amount of Purchaser Indemnified Party's Losses exceeds $250,000, the Seller may (but shall not be obligated to) elect to have any or all Unlisted Assumed Contracts which gave rise to such indemnification transferred back to the Seller, along with access (whether by license or otherwise) to any assets (tangible or intangible) of Purchaser necessary or useful (in the reasonable opinion of the Seller) in the performance of such Unlisted Assumed Contracts. The Purchaser shall sell to the Seller any inventory, merchandise, finished goods, work-in-progress or raw materials the Purchaser has on hand that are necessary or useful (in the reasonable opinion of the Seller) in the performance of such Unlisted Assumed Contracts. The Seller shall pay the Purchaser for any inventories transferred by the Purchaser to the Seller pursuant to this Section 8.05(c) an amount equal to the contractual price, if any, for such inventories as reflected on corresponding purchase orders from the customers under the relevant Customer Contract. Such transfer to the Seller shall be made pursuant to an assignment and assumption agreement (a "Reassignment Agreement") in form and substance reasonably acceptable to the Seller and the Purchaser. Upon the execution of a Reassignment Agreement (i) the Seller shall have no further obligation to indemnify the Purchaser for any Losses arising from any Unlisted Assumed Contract transferred to the Seller pursuant to such Reassignment Agreement and
(ii) such Unlisted Assumed Contract shall no longer be deemed an "Unlisted Assumed Contract" for purposes of this Agreement. The Seller shall notify the Purchaser in writing of its election pursuant to this Section 8.05(c) within thirty (30) days after notice of the claim for indemnification by the Purchaser and shall specify in such notice the Unlisted Assumed Contracts it elects to have transferred to it and shall attach a draft Reassignment Agreement for the Purchaser's review. The Purchaser shall notify the Seller within fifteen (15) days of its receipt of such notice and draft Reassignment Agreement of any objection it may have to the form of such agreement. The parties shall negotiate the terms of such Reassignment Agreement in good faith and shall execute such agreement within thirty (30) days of the Seller's notice to the Purchaser.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            SECTION 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall remain in full force and effect for a period of twelve months after the Closing Date; provided, however, that the representations and warranties contained in (i) Sections 3.01, 3.02, 3.03, 4.01, 4.02, and 4.03 shall survive indefinitely and
(ii) Sections 3.11, 3.12, 3.13, 3.15, 3.18 and 4.06 shall survive the Closing and remain in full force and effect for a period of five years after the Closing Date.

            SECTION 9.02 Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

            SECTION 9.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (followed by delivery of a copy via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

                  (a)      if to the Seller:

                           MPD Technologies, Inc.
                           49 Wireless Boulevard
                           Hauppauge, NY 11788
                           Attention: Kenneth Johansson
                           Telecopier: (631) 231-0712

                           with copies to:

                           Ericsson Inc.
                           740 East Campbell Road
                           Richardson, TX 75081
                           Attention: General Counsel

                           and

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY 10022
                           Attention: Spencer D. Klein, Esq.
                           Telecopier: (212) 848-7179

                  (b)      if to the Purchaser:

                           Comtech Telecommunications Corp.
                           105 Baylis Road
                           Melville, NY  11747
                           Attention: Fred Kornberg
                           Telecopier: (631) 777-8877
                           with a copy to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, New York 10036
                           Attention: Robert A. Cantone, Esq.
                           Telecopier: (212) 969-2900

            SECTION 9.04 Public Announcements. Except as may be required by applicable Law or stock exchange rules, no party to this Agreement shall make, or cause to be made, any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall agree as to the timing and contents of any such announcement.

            SECTION 9.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

            SECTION 9.07 Entire Agreement. The Transaction Agreements, together with the Confidentiality Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Seller and the Purchaser with respect to the subject matter hereof and except as otherwise expressly provided herein.

            SECTION 9.08 Assignment. This Agreement shall not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that (i) this Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto and (ii) the Purchaser may assign all of its rights and obligations hereunder to Comtech PST Corp., provided that such assignment shall not release the Purchaser from its obligations hereunder.

            SECTION 9.09 No Third-Party Beneficiaries. Except as provided in
Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 9.10 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Seller and the Purchaser.

            SECTION 9.11 Governing Law; Submission to Jurisdiction; Waivers. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. The Seller and the Purchaser agree that any dispute relating to or arising from this Agreement or the transactions contemplated hereby shall be resolved only in the Courts of the State of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

            SECTION 9.12 Waiver of Jury Trial. The Seller and the Purchaser hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Seller or the Purchaser in the negotiation, administration, performance and enforcement thereof.

            SECTION 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 9.14 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        MPD TECHNOLOGIES, INC.

                                        By:________________________________
                                           Name:
                                           Title:


                                        COMTECH TELECOMMUNICATIONS CORP.

                                        By:________________________________
                                           Name:
                                           Title:

                                  EXHIBIT 1.01

                              DESIGNATED EMPLOYEES

Larry Konopelko

Paul DiVincenzo

Carl Fisher

Theodore Matozzo

Hugh Plummer

Laurie York

Carl Darrigo

Debra Carrol

                                  EXHIBIT 2.07

                       JANUARY 2001 STATEMENT OF INVENTORY

                                                               JAN 31, 2001
                                                               ------------

ENDING INVENTORY (WIP)                                          $4,512,335

ADJUSTMENTS:
  13 WIRELESS                                                       10,853
  23 WIRELESS                                                    2,588,641
  J8330 BIG DASA                                                  (142,078)
  J8592 BIG DASA SPARES                                           (174,223)
  J8593 DASA MW                                                    411,698
  J9035 INDRA RES                                                  477,143

TOTAL ADJUSTMENTS                                                3,172,034

ADJUSTED NON-WIRELESS WIP                                        1,340,301

COMPONENT INVENTORY                                              1,268,422

TOTAL NON-WIRELESS INVENTORY                                     2,608,723

LESS LITTON IFF                                                    345,038

TOTAL LESS LITTON IFF                                            2,263,685

LESS AERO I                                                        520,000

TOTAL LESS AERO I                                               $1,743,685

                                Exhibit 5.10 (a)

                      Principal Terms of Services Agreement

Purpose:                            To define the rights and obligations of
                                    Comtech and MPD with respect to:

                                    Subcontract by Comtech to MPD of (a)
                                    manufacture of products to be shipped after Closing Date under the Asset Purchase Agreement (the "Purchase Agreement") and prior to August 1, 2001 (the "Transition Period") under customer contracts assumed by Comtech (the "Assumed Contracts"), and (b) warranty service to be performed during Transition Period. The Transition Period to be extended for up to 30 additional days, but only with respect to any product that is not transferred to Comtech by August 1, 2001.

                                    Engineering support by MPD for warranty
                                    service, production and technology transfer and customer support during Transition Period and for up to six months thereafter, but limited to aggregate 1,000 hours.

                                    Other transition assistance.

Production Jobs to be               All shipments due to be shipped to customers
Subcontracted:                      during Transition Period under Assumed
                                    Contracts, regardless of whether customer has novated or consented to assignment of contract to Comtech.

Materials, Equipment, etc.:         MPD will use (a) Inventories purchased by
                                    Comtech from MPD under the Purchase
                                    Agreement, (b) materials received under
                                    purchase orders assumed under the Purchase
                                    Agreement, (c) test equipment, tools and test equipment fixtures purchased under the Purchase Agreement and (d) other materials provided by Comtech (collectively, "Comtech
                                    Assets").

                                    Comtech will retain title to all Comtech

                                    Assets and MPD will, with respect to such Comtech Assets, enter into waivers reasonably requested by Comtech's secured lender.

Warranty Service to be              All warranty service during Transition
Subcontracted:                      Period.

Customer Billing:                   MPD will, on behalf of Comtech, invoice all
                                    shipments under the Assumed Contracts to customers that have not novated or consented to assignment of contract and promptly remit customer payments to Comtech.

                                    Comtech will directly invoice all other
                                    customers.

Quality Assurance:                  MPD to assure level of workmanship
                                    consistent with past practice.

Engineering Support:                MPD engineering staff to be available to
                                    assist in (a) production transition,
                                    documentation review and other aspects of technology transfer and (b) warranty service and other customer support.

Other Transition Assistance:        MPD to provide Comtech assistance during
                                    Transition Period with respect to sales and marketing, materials and purchasing, finance and accounting and information technology.

MPD Compensation:                   For subcontracted manufacturing, MPD to be
                                    paid amount equal to 200% of direct labor costs and 15% of material costs.

                                    For engineering support post-Transition
                                    Period, MPD to be paid $130/hour.

                                    MPD to be reimbursed for out-of-pocket
                                    expenses for third party services (e.g., consulting services), not to exceed $5,000 in any month without Comtech prior consent.

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MPD Personnel:                      With respect to engineering and other staff
                                    required to provide engineering support and other transition assistance, MPD will (a) not terminate the employment of, decrease the salary of, or otherwise materially impair the employment terms of, such staff and (b) will make such staff available during normal business hours for the performance of engineering support and other transition assistance (provided that MPD may terminate any employee at any time for cause).

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                                Exhibit 5.10 (b)

                      Principal Terms of License Agreement

Purposes:                           To provide Comtech the right to use any and
                                    all intellectual property that is used in the Business but is not part of the Transferred Assets.

                                    To provide MPD the right to use any and all intellectual property that is part of the Transferred Assets that was used primarily (but not solely) in the Business.

Definitions:                        "Licensor" - MPD and/or Comtech, in its
                                    capacity as a licensor under the License
                                    Agreement.

                                    "Licensee" - MPD and/or Comtech, in its
                                    capacity as a licensee under the License
                                    Agreement.

                                    "MPD IP" - intellectual property licensed to Comtech under the License Agreement.

                                    "Comtech IP - intellectual property licensed to MPD under the License Agreement.

                                    "Licensed IP" - MPD IP and Comtech IP.

Nature of License Grants:           Perpetual, worldwide, fully-paid,
                                    royalty-free and non-exclusive, with right of Licensee to sublicense and/or assign.

Limit of Grant:                     Grant is limited to intellectual property
                                    that may be licensed by the Licensor without violation of law or breach of any agreement with an unaffiliated third party.

Restrictions:                       Comtech not to use MPD IP outside the
                                    Business and MPD not to (a) use MPD IP or Comtech IP for any activity prohibited by
                                    Section 5.16 of the Purchase Agreement

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                                    or (b) sell, transfer or license MPD IP or
                                    Comtech IP to third parties (including
                                    affiliates) for use in any activity
                                    prohibited by Section 5.16 of the Purchase
                                    Agreement.

Third Party Infringement:           Comtech and MPD to notify the other of any
                                    known third party infringement of any
                                    Licensed IP.

                                    Each of Comtech and MPD entitled to bring action against the third party (and retain any recovery) if the third party is infringing owned intellectual property, or intellectual property licensed to it. Each of Comtech and MPD, at its own expense, to cooperate with the party bringing the action.

Claims of Infringement by Third     MPD to assume the defense of, and indemnify
Parties:                            Comtech with respect to, any third party
                                    claim that the use of the MPD IP by Comtech violates such party's intellectual property rights.